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                                                                     EXHIBIT 5.1


                                 October 6, 1999



Sagent Technology, Inc.
800 W. El Camino Real
Suite 300
Mountain View, CA 94040

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 6, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 450,000 shares of your Common Stock reserved for issuance under the 1999 Employee Stock Purchase Plan, 150,000 shares of your Common Stock reserved for issuance under the 1999 Director Option Plan, 2,470,000 shares of your Common Stock reserved for issuance under the 1998 Stock Option Plan and an additional 1,340,102 shares of your Common Stock reserved for issuance under the Amended and Restated 1995 Stock Option Plan (collectively, the "Shares") (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                       Very truly yours,


                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation